Three Canal Plaza
Portland, Maine 04101
(844) 805-5628
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INFORMATION STATEMENT
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August 19, 2020

This document is an Information Statement for the shareholders of the Acuitas US Microcap Fund (the "Fund"), a series of Forum Funds II (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (the “Board”) of:

1.
Granahan Investment Management, Inc. (“Granahan”) as a subadviser to the Fund, pursuant to an investment subadvisory agreement between Acuitas Investments, LLC (“the “Adviser”) and Granahan, effective June 24, 2020 (the “Granahan Subadvisory Agreement”); and

2.
Tieton Capital Management, LLC (“Tieton”) as a subadviser to the Fund, pursuant to an investment subadvisory agreement between the Adviser and Tieton, effective June 24, 2020 (the “Tieton Subadvisory Agreement”).

Under the Granahan Subadvisory Agreement, Granahan provides advisory services to a portion of the Fund’s portfolio (the “Granahan Sleeve”) and under the Tieton Subadvisory Agreement, Tieton provides advisory services to a portion of the Fund’s portfolio (the “Tieton Sleeve”). Other subadvisers provide advisory services to other portions of the Fund’s portfolio.

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of July 31, 2020 (the “Record Date”) on or about August 19, 2020.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Acuitas Investments, LLC, located at 520 Pike Street, Suite 1221, Seattle, WA 98101, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Under the Advisory Agreement, the Adviser is primarily responsible for the day-to-day management of the Fund. In addition, subject to the supervision of the Adviser and the Board, various asset managers serve as subadvisers to the Fund and are responsible for the day-to-day portfolio management of the Fund’s assets, as further described in the Fund’s prospectus. The portion of the Fund's portfolio managed by a subadviser will be determined from time to time by the Adviser, potentially in consultation with such subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) hire unaffiliated subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Granahan Subadvisory Agreement and Tieton Subadvisory Agreement (together, the “Subadvisory Agreements”.)

Information about the Adviser

The Adviser oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of Board members not considered to be “interested persons” of the Fund under the Investment Company Act of 1940, as amended (“Independent Trustees”), on June 12, 2014, and most recently renewed by the Board at meeting held via teleconference on June 24, 2020.

The Fund pays the Adviser an advisory fee of 1.25% of the average daily net assets of the Fund. The advisory fee rate changed from 1.40% of the average daily net assets of the Fund for the fiscal year ended June 30, 2020, to 1.25% of the average daily net assets of the Fund, beginning July 1, 2020.  For the fiscal year ended June 30, 2020, the advisory fee owing to the Adviser under the Advisory Agreement was $916,071. The Adviser has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) of Institutional Shares to 1.50% and Investor Shares to 1.75% through November 1, 2021. The Adviser may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  For the fiscal year ended June 30, 2020, the Adviser waived $200,668 (or 0.31%) in order to keep the expenses of the Fund within the above-referenced cap. In addition, the Adviser is responsible for payment of all sub-advisory fees and pays the subadvisers to the Fund directly out of the advisory fees it receives. The aggregate amount paid by the Adviser to its subadvisers for the fiscal year ended June 30, 2020 was $320,410 (or 0.49%). As a result of the Adviser’s expense waiver and subadviser obligations, the actual advisory fee rate retained by the Adviser for the fiscal year ended June 30, 2020 was approximately $394,993 (or 0.60%).

Information about the Subadvisers

Granahan Investment Management, Inc.

Granahan Investment Management, Inc., 404 Wyman Street, Suite 460, Waltham, Massachusetts, 02451, is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Granahan was founded in 1985 and provides investment advisory services to high net worth private investors and institutions.  Granahan is 100% employee owned.  Granahan is not an affiliated person of the Adviser.

Granahan employs a US microcap strategy for the Granahan Sleeve of the Fund. This strategy uses a long-only U.S. equity strategy that has a focus on micro-cap and emerging growth companies. Utilizing in-depth, bottom-up, fundamental research and analysis, Granahan’s team of seven micro/small cap specialists utilize networks and sector expertise to uncover compelling growth opportunities in all areas of the micro-cap market.  The portfolio manager at Granahan who is responsible for the day-to-day management of the Granahan Sleeve is Jefferey A. Harrison, CFA.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of Granahan. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Granahan, any parent or subsidiary of Granahan, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Granahan.  The address of each individual listed below is c/o Granahan Investment Management, Inc., 404 Wyman Street, Suite 460, Waltham, Massachusetts, 02451.

Name	Principal Occupation
Brian S. Granahan	Chief Operations Officer
Jeffery A. Harrison	Portfolio Manager, Senior Vice President and Managing Director
Jennifer M. Pawloski	Portfolio Manager and Managing Director
Gary C. Hatton	Portfolio Manager and Senior Managing Director
David M. Rose	Portfolio Manager, Chief Investment Officer and
Managing Director
Andrew L. Beja	Portfolio Manager and Managing Director

Tieton Capital Management, LLC

Tieton Capital Management, LLC, 4700 Tieton Drive, Suite C, Yakima, Washington, 98908, is registered as an investment adviser under the Advisers Act. Tieton was founded in 2005 and provides investment advisory services to high net worth individuals, institutional pension funds, and pooled vehicles. Tieton is not an affiliated person of the Adviser.

Tieton employs a US microcap strategy for the Tieton Sleeve of the Fund. This strategy consists of a core investment philosophy focused on value, perspective, and behavior. The portfolio managers at Tieton who are responsible for the day-to-day management of the Tieton Sleeve are William J. Dezellem, CFA and Matthew W. Dhane, CFA

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of Tieton. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Tieton, any parent or subsidiary of Tieton, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Tieton.  The address of each individual listed below is c/o Tieton Capital Management, LLC, 4700 Tieton Drive, Suite C, Yakima, Washington, 98908.

Name	Principal Occupation
William J. Dezellem	Portfolio Manager, Chief Investment Officer and President
Matthew W. Dhane	Portfolio Manager and Principal

The Subadvisory Agreements

The Subadvisory Agreements became effective on June 24, 2020. The Subadvisory Agreements provide that Granahan and Tieton are each responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with their respective Sleeves; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in their respective Sleeves and providing voting information to the Fund and their agents in relation to the Fund’s annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreements provide that neither Granahan nor Tieton are responsible for any action taken or omitted, except for liability resulting from Granahan’s or Tieton’s own bad faith, willful misfeasance or gross negligence in the performance of their respective duties or obligations under the Subadvisory Agreements or by reason of their reckless disregard of such duties and obligations. The Subadvisory Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Subadvisory Agreements will continue in effect for an initial term of no more than two years. Thereafter, each Subadvisory Agreement will continue in effect for the Fund only if approved annually by a majority of the Independent Trustees and either by the Board or by vote of a majority of the outstanding voting securities of the Fund. Each Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice by Granahan or Tieton, respectively, or the Adviser. Pursuant to the Investment Company Act, each Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations in Approving the Subadvisory Agreements

Acuitas U.S. Microcap Fund – Granahan Investment Management, Inc.

At the June 24, 2020 Board meeting (the “June meeting”), the Board, including the Independent Trustees, met via videoconference and considered the approval of a new investment advisory agreement between the Adviser and Granahan. The Granahan Subadvisory Agreement was being considered in connection with the anticipated termination of a subadvisory agreement between the Adviser and Falcon Point Capital, LLC (“Falcon Point”) due to the Adviser’s observation of changes in Falcon Point’s investment management team resulting in a reduction of confidence in Falcon Point. In preparation for its deliberations, the Board requested and reviewed written responses from Granahan to a request circulated on the Board's behalf concerning Granahan’s personnel, operations, financial condition, performance, compensation, and services to be provided to a portion of the Fund by Granahan (the “Granahan Sleeve”). The Board also discussed the materials with Fund and Trustee Counsel (“Fund/Trustee Counsel”) and, as necessary, with the Trust's administrator. During its deliberations, the Board received an oral presentation from the Adviser and Granahan and was assisted by the advice of Fund/Trustee Counsel.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of Granahan and the Adviser and discussed Granahan’s personnel, operations and financial condition. In this context, the Board considered the adequacy of Granahan’s resources and the quality of services to be provided by Granahan under the Granahan Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Granahan who would have responsibility for the Granahan Sleeve. The Board considered the investment philosophy and decision-making processes of those professionals and the capability and integrity of Granahan’s senior management and staff. The Board also evaluated the anticipated quality of Granahan’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to Granahan. The Board noted Granahan’s representation that it is financially stable and able to provide investment advisory services to the Fund.  The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Granahan under the Granahan Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Granahan Subadvisory Agreement. The Board considered information regarding the fees paid and revenue received by Granahan from its relationship with the Fund, noting the arm’s-length nature of the relationship between the Adviser and Granahan with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that Granahan’s profitability was not a material factor in determining whether or not to approve the Granahan Subadvisory Agreement.

Performance

Recognizing that Granahan was new to managing the Fund, the Board evaluated the Adviser’s assessment of Granahan’s historical performance in managing a strategy similar to the one to be employed for the Granahan Sleeve, noting the Adviser had expressed satisfaction with the performance of Granahan and that the Adviser had recommended the approval of the Granahan Subadvisory Agreement. Based on the Adviser’s evaluation of Granahan’s performance and other relevant facts and circumstances, the Board concluded that Granahan’s management of the Granahan Sleeve could benefit the Fund and its shareholders.

Compensation

The Board reviewed Granahan’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Funds.  The Board thus did not focus on information regarding the proposed compensation to be paid to Granahan as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and Granahan with respect to the negotiation of the subadvisory fee rate that would apply to Granahan.  The Board did note, however, that the compensation to be received by Granahan under the Granahan Subadvisory Agreement would be the same as the subadvisory fee received by Falcon Point.  As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the Granahan Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Granahan Subadvisory Agreement. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information and other materials presented, the Board concluded that economies of scale were not a material factor in approving the Granahan Subadvisory Agreement.

Other Benefits

The Board noted Granahan’s representation that, aside from its contractual subadvisory fees, it does not benefit in a material way from its relationship with the Fund. As a result, other benefits accrued by Granahan were not a material factor in approving the Granahan Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies Granahan whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Granahan be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of Granahan would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the Granahan Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Acuitas U.S. Microcap Fund – Tieton Capital Management, LLC

At the June 24, 2020 Board meeting (the “June meeting”), the Board, including the Independent Trustees, met via videoconference and considered the approval of a new investment advisory agreement between the Adviser and Tieton. The Tieton Subadvisory Agreement was being considered in connection with the anticipated termination of a subadvisory agreement between the Adviser and Falcon Point due to the Adviser’s observation of changes in Falcon Point’s investment management team resulting in a reduction of confidence in Falcon Point. In preparation for its deliberations, the Board requested and reviewed written responses from Tieton to a request circulated on the Board's behalf concerning Tieton’s personnel, operations, financial condition, performance, compensation, and services to be provided to a portion of the Fund by the Subadviser (the “Tieton Sleeve”). The Board also discussed the materials with Fund/Trustee Counsel and, as necessary, with the Trust's administrator. During its deliberations, the Board received an oral presentation from the Adviser and Tieton and was assisted by the advice of Fund/Trustee Counsel.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of Tieton and the Adviser and discussed Tieton’s personnel, operations and financial condition. In this context, the Board considered the adequacy of Tieton’s resources and the quality of services to be provided by Tieton under the Tieton Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Tieton who would have responsibility for the Tieton Sleeve. The Board considered the investment philosophy and decision-making processes of those professionals and the capability and integrity of Tieton’s senior management and staff. The Board also evaluated the anticipated quality of Tieton’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to Tieton. The Board noted Tieton’s representation that it is financially stable and able to provide investment advisory services to the Fund.  The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Tieton under the Tieton Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Tieton Subadvisory Agreement. The Board considered information regarding the fees paid and revenue received by Tieton from its relationship with the Fund, noting the arm’s-length nature of the relationship between the Adviser and Tieton with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that Tieton’s profitability was not a material factor in determining whether or not to approve the Tieton Subadvisory Agreement.

Performance

Recognizing that Tieton was new to managing the Fund, the Board evaluated the Adviser’s assessment of Tieton’s historical performance in managing a strategy similar to the one to be employed for the Tieton Sleeve, noting the Adviser had expressed satisfaction with the performance of Tieton and that the Adviser had recommended the approval of the Tieton Subadvisory Agreement. Based on the Adviser’s evaluation of Tieton’s performance and other relevant facts and circumstances, the Board concluded that Tieton’s management of the Tieton Sleeve could benefit the Fund and its shareholders.

Compensation

The Board reviewed Tieton’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Funds.  The Board thus did not focus on information regarding the proposed compensation to be paid to Tieton as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and Tieton with respect to the negotiation of the subadvisory fee rate that would apply to Tieton.  The Board did note, however, that the compensation to be received by Tieton under the Tieton Subadvisory Agreement would be the same as the subadvisory fee received by Falcon Point.  As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the Tieton Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Tieton Subadvisory Agreement. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information and other materials presented, the Board concluded that economies of scale were not a material factor in approving the Tieton Subadvisory Agreement.

Other Benefits

The Board noted Tieton’s representation that, aside from its contractual subadvisory fees, it does not benefit in a material way from its relationship with the Fund. As a result, other benefits accrued by Tieton were not a material factor in approving the Tieton Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies Tieton whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Tieton be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of Tieton would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the Tieton Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 4,526,529.523 shares outstanding of the Fund’s Institutional Share class. There were no shares outstanding of the Fund’s Investor Share class.

Although the Trust is not asking shareholders to vote on the approval or Granahan and Tieton as subadvisers to the Fund, the Trust is required to summarize the voting rights of shareholders. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following table sets forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares
Name of Beneficial Owner	Number of Shares	Percentage of Class
National Financial Services, LLC – FBO Customers 499 Washington Blvd. Jersey City, NJ 07310	4,032,954.051	89.10%
Charles Schwab & Co. – FBO Customers 211 Main Street San Francisco, CA 94105	410,699.368	9.07%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of June 30, 2020, once available. Shareholders may obtain copies of these materials free of charge by calling 1-844-805-5628 or writing to the Fund, c/o Atlantic Fund Administration LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 100, Portland, Maine 04101. Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds II, Atlantic Fund Administration LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Administration LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.